                                                                    Exhibit 10.2


UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK


SECURITIES AND EXCHANGE COMMISSION,

                     PLAINTIFF,

                         V.

                                             06 CIV.__________________ (____)



AMERICAN INTERNATIONAL GROUP, INC.,

                     DEFENDANT.










                         FINAL JUDGMENT AS TO DEFENDANT

                       AMERICAN INTERNATIONAL GROUP, INC.

         The Securities and Exchange Commission having filed a Complaint, and Defendant American International Group, Inc. ("Defendant") having entered a general appearance; consented to the Court's jurisdiction over Defendant and the subject matter of this action; consented to entry of this Final Judgment without admitting or denying the allegations of the Complaint (except as to jurisdiction); waived findings of fact and conclusions of law; and waived any right to appeal from this Final Judgment:

                                       I.

         IT IS HEREBY ORDERED, ADJUDGED, AND DECREED that Defendant and its agents, servants, employees, attorneys, and all persons in active concert or participation with them who receive actual notice of this Final Judgment by personal service or otherwise are permanently restrained and enjoined from violating Section 17(a) of the Securities Act [15 U.S.C. Section 77q(a)] in the offer or sale of any security by the use of any means or instruments of transportation or communication in interstate commerce or by use of the mails, directly or indirectly:

         (a)      to employ any device, scheme, or artifice to defraud;

         (b) to obtain money or property by means of any untrue statement of a material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

                  or

         (c) to engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon the purchaser.

                                      II.

         IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant and its agents, servants, employees, attorneys, and all persons in active concert or participation with them who receive actual notice of this Final Judgment by personal service or otherwise are permanently restrained and enjoined from violating, directly or indirectly, Section 10(b) of the Exchange Act [15 U.S.C.
Section 78j(b)] and Rule l0b-5 [17 C.F.R. Section 240.10b-5], by using any means or instrumentality of interstate commerce, or of the mails, or of any facility of any national securities exchange, in connection with the purchase or sale of any security:

         (a)      to employ any device, scheme, or artifice to defraud;

         (b) to make any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; or

         (c) to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person.

                                      III.

         IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant and its agents, servants, employees, attorneys, and all persons in active concert or participation with them who receive actual notice of this Final Judgment by personal service or otherwise are permanently restrained and enjoined from violating Section 13(a) of the Exchange Act [15 U.S.C. Section 78m(a)] or Rules 12b-20,13a-1 or 13a-13 [17 C.F.R. Sections 240.12b-20,240.13a-1 and
240.13a-13], by, directly or indirectly:

         (A) failing to file with the Commission any report required to be filed with the Commission pursuant to Section 13(a) of the Exchange Act [15 U.S.C. Section 78m(a)], and the rules and regulations promulgated thereunder; or

         (B) filing with the Commission a report required to be filed with the Commission pursuant to Section 13(a) of the Exchange Act [15 U.S.C. Section 78m(a)] and the rules and regulations promulgated thereunder that (1) contains an untrue statement of material fact; (2) fails to include, in addition to the information required to be stated in such report, such further material information as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading; or (3) fails to disclose any information required to be disclosed therein.

                                      IV.

         IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant and its agents, servants, employees, attorneys, and all persons in active concert or participation with them who receive actual notice of this Final Judgment by personal service or otherwise are permanently restrained and enjoined from violating Sections l3(b)(2) and 13(b)(5) of the Exchange Act [15 U.S.C Section 78m(b)(2) and Section 78m(b)(5)] and Rule 13b2-1 [17 CFR Section 240.l3b2-l] by, directly or indirectly:

         (A) failing to make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of an issuer;

         (B) failing to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that

                  (1) transactions are executed in accordance with management's general or specific authorization;

                  (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, or any other criteria applicable to such statements, and to maintain accountability for assets;

                  (3) access to assets is permitted only in accordance with management's general or specific authorization; and

                  (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

         (C) falsifying, or causing to be falsified, any book, record or account subject to Section 13(b)(2)(A) of the Exchange Act [15 U.S.C. Section 78m(b)(2)(A)], or

         (D) knowingly circumventing or knowingly failing to implement a system of internal accounting controls or knowingly falsifying any book, record, or account described in Section 13(b)(2) of the Exchange Act [15 U.S.C. Section 78m(b)(2)].

                                       V.

         IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant shall disgorge $700,000,000 representing profits gained as a result of the conduct alleged in the Complaint, pursuant to Section 21(d)(5) of the Exchange Act [15 U.S.C. Section 78u(d)(5)] and pay a civil penalty in the amount of $100,000,000 pursuant to Section 20(d) of the Securities Act [15 U.S.C. Section 77t(d)] and
Section 21(d)(3) of the Exchange Act [15 U.S.C. Section 78u(d)(3)]. Defendant shall satisfy this obligation by paying a total of $800,000,000 within ten business days after the entry of this Final Judgment to the Clerk of this Court by means of a wire transfer, certified check, bank cashier's check, or United States postal money order payable to the Clerk of the Court, together with a cover letter identifying American International Group, Inc. as a defendant in this action; setting forth the title and civil action number of this action and the name of this Court; and specifying that payment is made pursuant to this Final Judgment. Defendant shall simultaneously transmit photocopies of such payment and letter to the Commission's counsel in this action, Robert J. Keyes, U.S. Securities and Exchange Commission, Northeast Regional Office, 3 World Financial Center, Room 4300, New York, New York 10281-1022. Defendant shall pay post-judgment interest on any delinquent amounts pursuant to 28 U.S.C. Section 1961. By making this payment, Defendant relinquishes all legal and equitable right, title, and interest in such funds, and no part of the funds shall be returned to Defendant. The Clerk shall deposit the funds into an interest bearing account with the Court Registry Investment System ("CRIS"). These funds, together with any interest and income earned thereon (collectively, the "Fund"), shall be held by the CRIS until further order of the Court. In accordance with 28 U.S.C. Section 1914 and the guidelines set by the Director of the Administrative Office of the United States Courts, the Clerk is directed, without further order of this Court, to deduct from the income earned on the money in the Fund a fee equal to two percent of the income earned on the Fund. Such fee shall not exceed that authorized by the Judicial Conference of the United States.

         The Commission shall by motion, subject to the Court's approval, propose a plan to distribute the Fund for the benefit of investors, including, but not limited to, some or all of the members of the putative class in any Related Investor Action, pursuant to the Fair Fund provisions of Section 308(a) of the Sarbanes-Oxley Act of 2002. Regardless of whether any such Fair Fund distribution is made, amounts ordered to be paid as civil penalties pursuant to this Judgment shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Defendant shall not, after offset or reduction of any award of compensatory damages in any Related Investor Action based on Defendant's payment of disgorgement in this action, argue that it is entitled to, nor shall it further benefit by, offset or reduction of such compensatory damages award by the amount of any part of Defendant's payment of a civil penalty in this action ("Penalty Offset"). If the court in any Related Investor Action grants such a Penalty Offset, Defendant shall, within 30 days after entry. of a final order granting the Penalty Offset, notify the Commission's counsel in this action and pay the amount of the Penalty Offset to the United States Treasury or to a Fair Fund, as the Commission directs. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this Judgment. For purposes of this paragraph, a "Related Investor Action" means a private damages action brought against Defendant by or on behalf of one or more investors based on substantially the same facts as alleged in the Complaint in this action, including but not limited to the lawsuits that have been consolidated as In re American International Group, Inc. Securities Litigation, Master No. 04 Civ. 8142 (JES) (SDNY).

                                      VI.

         IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that the Consent is incorporated herein with the same force and effect as if fully set forth herein, and that Defendant shall comply with all of the undertakings and agreements set forth therein.

                                      VII.

         IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that this Court shall retain jurisdiction of this matter for the purposes of enforcing the terms of this Final Judgment.



SO ORDERED.

Dated:                ,2006

        New York, New York


                                  UNITED STATES DISTRICT JUDGE

                     CONSENT AND UNDERTAKINGS OF DEFENDANT

                         AMERICAN INTERNATIONAL GROUP, INC.

     1. Defendant American International Group, Inc. ("Defendant" or "AIG") waives service of a summons and the complaint in this action, enters a general appearance, and admits the Court's jurisdiction over Defendant and over the subject matter of this action.

     2. Without admitting or denying the allegations of the Complaint (except as to personal and subject matter jurisdiction, which Defendant admits), Defendant hereby consents to the entry of the Final Judgment in the form attached hereto (the "Final Judgment") and incorporated by reference herein, which, among other things:

     a. permanently restrains and enjoins Defendant from violation of Section 17(a) of the Securities Act of 1933 ("Securities Act"), Sections l0(b), 13(a), 13(b)(2)(A) and (B), and 13(b)(5) of the Securities Exchange Act of 1934 ("Exchange Act"), and Rules 10b-5, 12b-20, 13a-1, 13a-13, and 13b2-1;

     b.   orders Defendant to pay disgorgement in the amount of $700,000,000;
          and

     c. orders Defendant to pay a civil penalty in the amount of $100,000,000 under Section 20(d) of the Securities Act [15 U.S.C. Section 77t(d)] and Section 21(d)(3) of the Exchange Act [15 U.S.C. Section 78u(d)(3)].

     3. Defendant acknowledges that Commission shall by motion, subject to the Court's approval, propose a plan to distribute the disgorgement and civil penalty paid pursuant to the Final Judgment, together with any interest and income earned thereon, for the benefit of investors, including, but not limited to, some or all of the members of the putative class in any Related Investor Action, pursuant to the Fair Fund provisions of Section 308(a) of the Sarbanes-Oxley Act of 2002. Regardless of whether any such Fair Fund distribution is made, the civil penalty shall be treated as a penalty paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Defendant agrees that it shall not, after offset or reduction of any award of compensatory damages in any Related Investor Action based on Defendant's payment of disgorgement in this action, argue that it is entitled to, nor shall it further benefit by, offset or reduction of such compensatory damages award by the amount of any part of Defendant's payment of a civil penalty in this action ("Penalty Offset"). If the court in any Related Investor Action grants such a Penalty Offset, Defendant agrees that it shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission's counsel in this action and pay the amount of the Penalty Offset to the United States Treasury or to a Fair Fund, as the Commission directs. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this action. For purposes of this paragraph, a "Related Investor Action" means a private damages action brought against Defendant by or on behalf of one or more investors based on substantially the same facts as alleged in the Complaint in this action, including but not limited to the lawsuits that have been consolidated as In re American International Group, Inc. Securities Litigation, Master File No. 04 Civ. 8142 (JES) (SDNY).

     4. Defendant agrees to comply with the following undertakings:

          A. Retention of a Consultant

               1. AIG agrees to retain, pay for, and enter into an agreement with a consultant ("Consultant"), not unacceptable to the Commission Staff, in consultation with the Attorney General of the State of New York (the "Attorney General") and with the Superintendent of Insurance of the State of New York (the "Superintendent"), to conduct a comprehensive examination and review of the areas specified below and to make recommendations to AIG's Board of Directors and the Commission Staff. The Consultant's compensation and expenses shall be borne exclusively by AIG, and shall not be deducted from any amount due under the provisions of the Final Judgment.

                    a. The agreement shall provide that the Consultant examine:

                     i. AIG's internal controls over financial reporting (the Consultant may, if appropriate, rely on AIG's independent accountant's attestation and report on management's assessment of the effectiveness of AIG's internal control structure and procedures pursuant to Section 404 of the Sarbanes-Oxley Act);

                     ii. The organization and reporting structure of AIG's internal audit department and AIG's disclosure committee (which is described in Exhibit A);

                     iii. The policies, procedures and effectiveness of AIG's regulatory, compliance and legal functions, including the operations of any committees established to review and approve transactions or for the purpose of preventing the recording of transactions or financial reporting results in a manner inconsistent with Generally Accepted Accounting Principles ("GAAP");

                     iv. AIG's records management and retention policies and procedures;

                      v. The adequacy of whistleblower procedures designed to allow employees and others to report confidentially matters that may have bearing on AIG's financial reporting obligations;

                     vi. AIG's training and education program described in paragraph D.2, below;

                     vii. The reforms that AIG has implemented as a result of the Review, which are set forth in Exhibit A; and

                     viii. The adequacy and effectiveness of the remediation plan described in paragraph D.1 below.

          B. Consultant's Reporting Obligations

               1. The Consultant shall issue a report to AIG's Board of Directors and to the Commission Staff within three months of appointment, provided, however, that the Consultant may seek to extend the period of review for one or more additional three-month terms by requesting such an extension from the Commission's Staff. The Commission Staff, after consultation with the Attorney General and the Superintendent, shall have discretion to grant such extensions as it deems reasonable and warranted.

               2. The Consultant's report shall set forth the Consultant's recommendations regarding best practices in the areas specified in paragraph 1.a.i through 1.a.viii above, including the Consultant's recommendations for any changes in or improvements to AIG's policies and procedures that the Consultant reasonably deems necessary to conform to the law and best practices, and a procedure for implementing the recommended changes in or improvements to AIG's policies and procedures.

               3. AIG shall adopt all recommendations contained in the report of the Consultant referred to in paragraph B.2 above, provided, however, that within forty-five days of receipt of the report, AIG shall in writing advise the Consultant and the Commission Staff of any recommendations that it considers to be unnecessary or inappropriate. With respect to any recommendation that AIG considers unnecessary or inappropriate, AIG need not adopt that recommendation at that time but shall propose in writing an alternative policy, procedure or system designed to achieve the same objective or purpose.

               4. As to any recommendation with respect to AIG's policies and procedures on which AIG and the Consultant do not agree, such parties shall attempt in good faith to reach an agreement within ninety days of the issuance of the Consultant's report. In the event AIG and the Consultant are unable to agree on an alternative proposal, AIG will abide by the determinations of the Consultant.

               5. AIG shall retain the Consultant for a period of three years from the date of appointment in accordance with the provisions of paragraph C below. Once the Consultant's recommendations become final, the Consultant shall oversee the implementation of such recommendations and provide a report to AIG's Board of Directors and to the Commission Staff every three months concerning the progress of such implementation. If, at the conclusion of this three-year period, less than all recommended reforms have been substantially implemented for at least two successive quarters, the Commission Staff may, in its discretion after consultation with the Attorney General and the Superintendent, direct AIG to extend the Consultant's term of appointment until such time as all recommended reforms have been substantially implemented for at least two successive quarters.

          C. Terms of Retention

               Within forty-five days after the date of entry of the Final Judgment, AIG will submit to the Commission Staff a proposal setting forth the identity, qualifications, and proposed terms of retention of the Consultant. The Commission Staff, within thirty days of such notice, will either (1) deem AIG's choice of Consultant and proposed terms of retention not unacceptable or
               (2) require AIG to propose an alternative Consultant and/or revised proposed terms of retention within fifteen days. This process will continue, as necessary, until AIG has selected a Consultant and retention terms that are not unacceptable to the Commission Staff. AIG shall enter into an agreement with the Consultant that shall contain the following terms:

               1. The Consultant shall provide AIG's Board of Directors and the Commission Staff with such documents or other information concerning the areas identified in paragraph A above, as any of them may request during the pendency or at the conclusion of the review.

               2. The Consultant shall have reasonable access to all of the books and records of AIG and its subsidiaries and the ability to meet privately with the personnel of AIG and its subsidiaries. AIG may not assert the attorney-client privilege, the protection of the work-product doctrine, or any privilege as a ground for not providing the Consultant with contemporaneous documents or other information related to the matters that are the subject of the review. AIG shall instruct and otherwise encourage its officers, directors, and employees to cooperate fully with the review conducted by the Consultant, and inform its officers, directors, and employees that failure to cooperate with the review will be grounds for dismissal, other disciplinary actions, or other appropriate actions.

               3. The Consultant shall have the right, as reasonable and necessary in his or her judgment, to retain, at AIG's expense, attorneys, accountants, and other persons or firms, other than officers, directors, or employees of AIG, to assist in the discharge of his or her obligations under the undertakings. AIG shall pay all reasonable fees and expenses of any persons or firms retained by the Consultant.

               4. The Consultant shall make and keep notes of interviews conducted, and keep a copy of documents gathered, in connection with the performance of his or her responsibilities, and require all persons and firms retained to assist the Consultant to do so as well.

               5. The Consultant's relationship with AIG shall not be treated as one between an attorney and client. The Consultant will not assert the attorney-client privilege, the protection of the work-product doctrine, or any privilege as a ground for not providing any information obtained in the review sought by the Commission Staff.

               6. If the Consultant determines that he or she has a conflict with respect to one or more of the areas described in paragraph A or otherwise, he or she shall delegate his or her responsibilities with respect to that subject to a person who is chosen by the Consultant and who is not unacceptable to the Commission Staff.

               7. For the period of engagement and for a period of two years from completion of the engagement, the Consultant shall not enter into any employment, consulting, attorney-client, auditing or other professional relationship with AIG, or any of its present or former subsidiaries or affiliates, directors, officers, employees, or agents acting in their capacity as such; and shall require that any firm with which the Consultant is affiliated or of which the Consultant is a member, or any person engaged to assist the Consultant in performance of the Consultant's duties under the Final Judgment not, without prior written consent of the Commission Staff, enter into any employment, consulting, attorney-client, auditing or other professional relationship with AIG, or any of its present or former subsidiaries or affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two years after the engagement. For the purposes of this section, representation of a person or firm insured by AIG shall not be deemed a professional relationship with AIG.

               8. AIG, including the Board of Directors and committees of the Board of Directors of AIG, shall not assert, or permit its subsidiaries to assert, the attorney-client privilege, the protection of the work-product doctrine, or any privilege as a ground for not providing to the Consultant any documents, information, or testimony that AIG provided to the Commission Staff which the Consultant has deemed necessary for his or her review.

               9. The Consultant shall treat and maintain information of AIG and its subsidiaries as strictly confidential and shall not disclose such information other than to the Commission Staff, and to the Consultant's personnel, agents or representatives who need to know such information for the purpose of the review contemplated herein, or as otherwise required by law.

               10. At the conclusion of the Consultant's engagement, subject to the approval of the Commission Staff, after consultation with the Attorney General and the Superintendent, the Consultant shall return to AIG all documents reflecting or referring to non-public business and financial information of AIG and its subsidiaries.

          D. Additional Undertakings

               1. Within four months after the entry of the Final Judgment, AIG will draft a remediation plan consisting of (i) steps to address and correct the causes of the material weaknesses in internal controls over financial reporting as identified in AIG's 2004 Form 10-K; (ii) a program to test the operational effectiveness of new or enhanced controls; and (iii) completion of management's testing of the relevant significant controls.

               2. AIG agrees that it will establish and maintain a training and education program, completion of which will be required for (a) officers, executives, and employees of AIG and its subsidiaries who are involved in the oversight of accounting and financial reporting functions; (b) all employees in AIG's legal division with responsibility for or oversight of AIG's accounting, financial reporting or disclosure obligations; and (c) other senior officers and executives of AIG and its subsidiaries, as proposed by AIG and approved by the Consultant (collectively the "Mandatory Participants").

               3. The structure and operation of the training and education program shall be reviewed and approved by the Consultant. The training and education program shall be designed to cover, at a minimum, the following: (a) the obligations imposed on AIG by the federal securities laws, including AIG's financial reporting and disclosure obligations; (b) proper internal accounting controls and procedures; (c) discovering and recognizing accounting practices that do not conform to GAAP or that are otherwise improper; and (d) the obligations assumed by, and responses expected of, the Mandatory Participants upon learning of improper, illegal or potentially illegal acts relating to AIG's accounting and financial reporting. The Board of Directors shall communicate to the Mandatory Participants, in writing or by video, its endorsement of the training and education program.

     5. Defendant waives the entry of findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure.

     6. Defendant waives the right, if any, to a jury trial and to appeal from the entry of the Final Judgment.

     7. Defendant enters into this Consent voluntarily and represents that no threats, offers, promises, or inducements of any kind have been made by the Commission or any member, officer, employee, agent, or representative of the Commission to induce Defendant to enter into this Consent.

     8. Defendant agrees that this Consent shall be incorporated into the Final Judgment with the same force and effect as if fully set forth therein.

     9. Defendant will not oppose the enforcement of the Final Judgment on the ground, if any exists, that it fails to comply with Rule 65(d) of the Federal Rules of Civil Procedure, and hereby waives any objection based thereon.

     10. Defendant waives service of the Final Judgment and agrees that entry of the Final Judgment by the Court and filing with the Clerk of the Court will constitute notice to Defendant of its terms and conditions. Defendant further agrees to provide counsel for the Commission, within thirty days after the Final Judgment is filed with the Clerk of the Court, with an affidavit or declaration stating that Defendant has received and read a copy of the Final Judgment.

     11. Consistent with 17 C.F.R. Section 202.5(f), this Consent resolves only the claims asserted against Defendant in this civil proceeding. Defendant acknowledges that no promise or representation has been made by the Commission or any member, officer, employee, agent, or representative of the Commission with regard to any criminal liability that may have arisen or may arise from the facts underlying this action or immunity from any such criminal liability. Defendant waives any claim of Double Jeopardy based upon the settlement of this proceeding, including the imposition of any remedy. Defendant further acknowledges that the Court's entry of a permanent injunction may have collateral consequences under federal or state law and the rules and regulations of self-regulatory organizations, licensing boards, and other regulatory organizations. Such collateral consequences include, but are not limited to, a statutory disqualification with respect to membership or participation in, or association with a member of, a self-regulatory organization. This statutory disqualification has consequences that are separate from any sanction imposed in an administrative proceeding. In addition, in any disciplinary proceeding before the Commission based on the entry of the injunction in this action, Defendant understands that it shall not be permitted to contest the factual allegations of the complaint in this action.

     12. Defendant understands and agrees to comply with the Commission's policy "not to permit a defendant or respondent to consent to a judgment or order that imposes a sanction while denying the allegation in the complaint or order for proceedings." 17 C.F.R. Section 202.5. In compliance with this policy, Defendant agrees: (i) not to take any action or to make or permit to be made any public statement denying, directly or indirectly, any allegation in the complaint or creating the impression that the complaint is without factual basis; and (ii) that upon the filing of this Consent, Defendant hereby withdraws any papers filed in this action to the extent that they deny any allegation in the complaint. If Defendant breaches this agreement, the Commission may petition the Court to vacate the Final Judgment and restore this action to its active docket.

Nothing in this paragraph affects Defendant's: (i) testimonial obligations; or
(ii) right to take legal or factual positions in litigation or other legal proceedings in which the Commission is not a party.

     13. Defendant hereby waives any rights under the Equal Access to Justice Act, the Small Business Regulatory Enforcement Fairness Act of 1996, or any other provision of law to seek from the United States, or any agency, or any official of the United States acting in his or her official capacity, directly or indirectly, reimbursement of attorney's fees or other fees, expenses, or costs expended by Defendant to defend against this action. For these purposes, Defendant agrees that Defendant is not the prevailing party in this action since the parties have reached a good faith settlement.

     14. In connection with this action and any related judicial or administrative proceeding or investigation commenced by the Commission or to which the Commission is a party, Defendant (i) agrees to make its employees available for interviews with the Commission Staff at such times and places as the Commission Staff requests upon reasonable notice; (ii) will accept service by mail or facsimile transmission of notices or subpoenas issued by the Commission for documents or testimony at depositions, hearings, or trials, or in connection with any related investigation by Commission Staff; (iii) appoints Defendant's undersigned attorney as agent to receive service of such notices and subpoenas; (iv) with respect to such notices and subpoenas, waives the territorial limits on service contained in Rule 45 of the Federal Rules of Civil Procedure and any applicable local rules, provided that the Commission reimburses Defendant's travel, lodging, and subsistence expenses at the then-prevailing U.S. Government per diem rates; and (v) consents to personal jurisdiction over Defendant in any United States District Court for purposes of enforcing any such subpoena.

     15. Defendant agrees that the Commission may present the Final Judgment to the Court for signature and entry without further notice.

     16. Defendant agrees that this Court shall retain jurisdiction over this matter for the purpose of enforcing the terms of the Final Judgment.

Dated: 2/1/06                         American International Group, Inc.

                                      By: /s/ Martin J. Sullivan
                                          --------------------------------------
                                          Martin J. Sullivan
                                          President and Chief Executive Officer

STATE OF New York   )
                    ) ss.:
COUNTY OF New York  )

     On February 1, 2006, Martin J. Sullivan, a person known to me, personally appeared before me and acknowledged executing the foregoing Consent with full authority to do so on behalf of American International Group, Inc. as its Pres. & CEO.

                                      /s/ Sandra A. LeMonds
                                      --------------------------------------
                                      Notary Public
                                      Commission expires:

                                              SANDRA A. LeMONDS
                                              Notary Public, State of New York
                                              No. 01LE5059041
                                              Qualified in New York County
                                              Commission Expires April 22, 2006

Approved as to form:

/s/ Martin Flumenbaum
-------------------------------
Martin Flumenbaum, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
(212) 373-3000
Attorney for Defendant

                                    EXHIBIT A

 American International Group, Inc. ("AIG") represents that AIG's current senior management and its Board of Directors have taken or are taking corporate governance reforms, including, among other things:

      a) ensuring that AIG's Audit Committee and Regulatory, Compliance and Legal Committee, respectively, will examine AIG's internal audit department and the compliance functions within AIG's legal department, including compliance with all of the terms and conditions of the Final Judgment;

      b) ensuring that a disclosure committee is established to assist AIG's chief executive officer and chief financial officer in fulfilling their responsibility for oversight of the accuracy and timeliness of the disclosures made by AIG, that this committee includes among its members AIG's chief compliance officer, chief accounting officer and general counsel, and that the disclosure committee meets and confers prior to significant SEC filings and the issuance of earnings press releases;

      c) establishing enhanced corporate governance procedures as are developed in discussions between the Consultant appointed pursuant to the Final Judgment, the board, and the nominating and corporate governance committee; and

      d) establishing a general insurance risk-transfer policy and implementing practices and procedures for the evaluation of such risk transfer under GAAP and applicable insurance regulatory accounting principles.

                              CORPORATE RESOLUTION

       The undersigned, Kathleen E. Shannon, the Senior Vice President and Secretary of American International Group, Inc. (hereinafter "AIG" or "the Corporation"), certifies that the following resolution was duly enacted at a meeting of the Board of Directors of AIG held on January 31, 2006:

       RESOLVED: That each of Martin J. Sullivan, the President of the Corporation, and Ernest T. Patrikis, the Senior Vice President and General Counsel of the Corporation, be and hereby is authorized to act on behalf of the Corporation, and to negotiate, approve, accept and execute the "Consent and Undertakings of American International Group, Inc." attached hereto, in connection with the investigation conducted by the Securities and Exchange Commission; in this connection, each of Martin J. Sullivan and Ernest T. Patrikis be and hereby is authorized to undertake such actions as he may deem necessary and advisable; including the execution of such documentation as may be required by the Securities and Exchange Commission in order to carry out the intent and purpose of the foregoing.

       I further certify that the aforesaid resolution has not been amended or revoked in any respect and is still in full force and effect.

       IN WITNESS WHEREOF, I have duly executed this Certificate as a sealed instrument as the duly elected, qualified and acting Senior Vice President and Secretary of American International Group, Inc., hereunto authorized this 7th day of February, 2006.

                                 AMERICAN INTERNATIONAL GROUP, INC.
 Dated: February 7, 2006         By:  /s/ Kathleen E. Shannon
                                 Its:  Senior Vice President and Secretary

 The parties entitled to be notified of the entry hereof and the names and addresses of their respective attorneys, if any, are:

 Plaintiff:

      Ken C. Joseph, Esq.
      United States Securities and Exchange Commission
      Northeast Regional Office
      3 World Financial Center
      Room 4300
      New York, NY 10281-1022
      (212) 336-0097

Defendant:

      Martin Flumenbaum, Esq.
      Paul, Weiss, Rifkind, Wharton & Garrison LLP
      1285 Avenue of the Americas
      New York, NY 10019-6064
      (212) 373-3000

MARK K. SCHONFELD (MS-2798)
REGIONAL DIRECTOR

ATTORNEY FOR PLAINTIFF
SECURITIES AND EXCHANGE COMMISSION
NORTHEAST REGIONAL OFFICE
3 WORLD FINANCIAL CENTER
NEW YORK, NY 10281-1022
(212) 336-1020

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

SECURITIES AND EXCHANGE COMMISSION,

                   PLAINTIFF,

                                                       06 CIV. ______ (__)
          -AGAINST-                                    ECF CASE

AMERICAN INTERNATIONAL GROUP, INC.,
                                                       COMPLAINT

                   DEFENDANT.

      Plaintiff Securities and Exchange Commission (the "Commission"), for its Complaint against Defendant American International Group, Inc. ("AIG"), alleges as follows:

                             SUMMARY OF ALLEGATIONS

      1. In this case, the Commission alleges that from at least 2000 until 2005, AIG materially falsified its financial statements through a variety of sham transactions and entities whose purpose was to paint a falsely rosy picture of AIG's financial results to analysts and investors.

      2. Among other things, AIG structured two sham reinsurance transactions with General Re Corporation ("Gen Re"). The purpose of the transactions was to add a total of $500 million in phony loss reserves to AIG's balance sheet in the fourth quarter of 2000 and the first quarter of 2001. The transactions were initiated by AIG to quell criticism by analysts concerning a reduction in AIG's loss reserves in the third quarter of 2000. The transactions had no economic substance, amounting to a round trip of cash, but they were designed to, and did, have a specific and false accounting effect.

      3. Shortly after receiving the Commission's subpoena in February 2005 specifically directed to the Gen Re transaction, AIG commenced an internal investigation that ultimately led to a restatement of its prior accounting for approximately 66 transactions or items.

      4. In its restatement, AIG admitted not only that its accounting for certain transactions had been improper, but also that the purpose behind those transactions had been to improve financial results that AIG had believed to be important to the market.

      5. AIG also conceded in its restatement that certain transactions may have "involved documentation that did not accurately reflect the true nature of the arrangements ... [and] misrepresentations to members of management, regulators and AIG's independent auditors."

      6. AIG further admitted that "there was insufficient risk transfer to qualify for insurance accounting for certain transactions where AIG subsidiaries either wrote direct insurance or assumed or ceded reinsurance."

      7. In a May 31, 2005 press release announcing the restatement, AIG said that the restatement would reduce AIG's consolidated shareholders' equity at December 31, 2004 by approximately $2.26 billion (or 2.7%).

      8. During the period of the fraud, AIG distributed its stock in a stock-for-stock corporate acquisition.

      9. AIG's admission of these extensive accounting irregularities came on the heels of two prior Commission actions against AIG alleging violations of the federal securities laws.

      10. In the first case, in September 2003, the Commission charged AIG with securities fraud for fashioning and selling a sham "insurance" product to Brightpoint, Inc. for the sole purpose of enabling Brightpoint to report false and misleading financial information to the public. AIG settled that action with the payment of a $10 million civil penalty. See SEC v. Brightpoint, Inc., et al., Litig. Rel. No. 18340 (Sept. 11, 2003).

      11. In the second case, in November 2004, the Commission again charged AIG with securities fraud for developing, marketing, and entering into transactions that enabled another public company, PNC Financial Services Group, Inc., to remove fraudulently certain volatile, troubled, or underperforming loans and other assets from its balance sheet. AIG settled that action and related criminal charges by paying $126 million in disgorgement and penalties and retaining an independent consultant to, among other things, review certain other transactions to which AIG had been a party. See SEC v. American Int'l Group, Inc., Litig. Rel. No. 18985 (Nov. 30, 2004).

      12. In connection with the conduct alleged in this Complaint, AIG employed devices, schemes, and artifices to defraud that AIG deliberately designed to have a materially false and misleading impact on AIG's financial statements, that did have such an impact, and that operated as a fraud.

      13. In the offer and sale and in connection with the purchase and sale of its securities, AIG made material misrepresentations and omissions of material fact in annual and other periodic reports filed with the Commission, other Commission filings, and press releases.

                                   VIOLATIONS

      14. By virtue of the foregoing conduct, AIG, directly or indirectly, singly or in concert, has engaged in acts, practices and courses of business that constitute violations of

Sections 17(a)(l), 17(a)(2), and 17(a)(3) of the Securities Act of 1933 ("Securities Act") [15 U.S.C. Sections 77q(a)(l), 77q(a)(2), 77q(a)(3)],
Sections l0(b), 13(a), 13(b)(2)(A), 13(b)(2)(B), and 13(b)(5) of the Exchange
Act of 1934 ("Exchange Act") [15 U.S.C. Sections 78j(b), 78m(a), 78(m)(b)(2)(A),
78(m)(b)(2)(B), and 78(m)(b)(5)] and Rules 1Ob-5(a), 10b-5(b),10b-5(c),
12b-20,13a-1,13a-13, and 13b2-1 [17 C.F.R. Sections 240.10b-5(a), 240.10b-5(b),
240.10b-5(c), 240.12b-20, 13a-1, 13a-13, and 13b2-1].

                             JURISDICTION AND VENUE

      15. The Commission brings this action pursuant to the authority conferred upon it by Section 20(b) of the Securities Act [15 U.S.C. Section 77t(b)] and
Section 21(d)(1) of the Exchange Act [15 U.S.C. Section 78u(d)(l)] seeking a final judgment: (i) restraining and permanently enjoining AIG from violating certain specified provisions of the federal securities laws; (ii) requiring AIG to disgorge any ill-gotten gains; and (iii) imposing civil money penalties against AIG pursuant to Section 20(d) of the Securities Act [15 U.S.C. Section 77t(d)] and Section 21(d)(3) of the Exchange Act [15 U.S.C. Section 78u(d)(3)].

      16. This Court has jurisdiction over this action pursuant to Section 22(a) of the Securities Act [15 U.S.C. Section 77v(a)] and Sections 21(e) and 27 of the Exchange Act [15 U.S.C. Sections 78u(e) and 78aa].

      17. AIG, directly or indirectly, singly or in concert, has made use of the means and instrumentalities of interstate commerce, or of the mails, in connection with the transactions, acts, practices and courses of business alleged herein.

      18. Venue lies in the Southern District of New York, pursuant to Section 22(a) of the Securities Act [15 U.S.C. Section 77v(a)] and Section 27 of the Exchange Act [15 U.S.C. Sections 78u(e) and 78aa]. AIG's principal corporate offices are located in New York, New York.

                                  THE DEFENDANT

      19. AIG, a Delaware corporation, is a holding company that, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG's common stock is registered with the Commission pursuant to Section 12(b) of the Exchange Act and is listed on the New York Stock Exchange.

      20. During the period of the fraud, AIG distributed its stock in connection with its August 29, 2001 acquisition of American General Corporation ("American General") to American General stockholders.

                             OTHER RELEVANT ENTITIES

      21. Gen Re is a Connecticut corporation with its principal corporate offices located in Stamford, Connecticut. Gen Re is a holding company for global reinsurance and related risk assessment, risk transfer, and risk management operations. Gen Re became a wholly owned subsidiary of Berkshire Hathaway Inc. on December 21, 1998. Berkshire Hathaway's Class A and Class B common stock is registered with the Commission pursuant to Section 12(b) of the Exchange Act and is traded on the New York Stock Exchange.

      22. Capco Reinsurance Company Ltd. ("Capco") was a Barbados company that was a subsidiary of Western General Insurance Ltd. until 2000. Capco was liquidated in 2002.

      23. Union Excess Reinsurance Company Ltd. ("Union Excess") is a Barbados reinsurer used by AIG for the purpose of reinsuring certain insurance contracts entered into by AIG.

                                      FACTS

      24. In 2000 and 2001, AIG falsely increased its loss reserves, and falsely reported these increases in its financial statements, through two sham transactions whose purpose was to quell analyst criticism about AIG's declining loss reserves. In addition, AIG entered into at least two other transactions that resulted in misrepresentations in AIG's financial statements.

A. AIG'S INTERNAL REVIEW AND RESTATEMENT

      25. On February 10, 2005, the Commission issued a subpoena to AIG in connection with an investigation. The subpoena prompted AIG to commence its own internal investigation.

      26. From approximately March through May 2005, AIG conducted an internal review under the direction of its current senior management and with the oversight of AIG's audit committee.

      27. On March 14, 2005, AIG announced that its Board of Directors had implemented a management succession plan with the selection of a new president and CEO, who would succeed AIG's then-chairman and CEO. AIG also announced that a new CFO had been selected and would succeed its then-CFO, who had taken a leave of absence. On approximately March 28, 2005, AIG`s CEO retired.

      28. On March 30, 2005, AIG announced that the filing of its 2004 Form 10-K would be delayed in order to complete an internal review of AIG's books and records that included issues arising from pending regulatory investigations.

      29. On May 31, 2005, AIG announced that it had completed its internal review and filed its 2004 Form 10-K. The Form 10-K included a restatement of its financial statements for the years ended December 31, 2000, 2001, 2002 and 2003, and selected quarterly information for the quarters ended March 31, June 30 and September 30, 2003 and 2004, and the quarter ended December 31, 2003. In connection with the restatement, AIG amended its periodic quarterly filings on Form 10-Q for the periods ended March 31, 2003 and 2004 in a 10-Q/A filed on June 28, 2005; for the periods ended June 30, 2003 and 2004 on a 10-Q/A filed on August 9, 2005; and for the period ended September 30, 2004 in a 10-Q filed on November 14, 2005.

      30. The restatement resulted in a reduction of consolidated shareholders' equity of $2.26 billion at December 31,2004.

      31. AIG's restatement disclosed the following with respect to certain transactions:

            In many cases these transactions or entries appear to have had the purpose of achieving an accounting result that would enhance measures believed to be important to the financial community and may have involved documentation that did not accurately reflect the true nature of the arrangements. In certain instances, these transactions or entries may also have involved misrepresentations to members of management, regulators and AIG's independent auditors.

      32. The restatement summarized several transactions that were accounted for improperly. Among these were two sham reinsurance transactions with Gen Re designed to improperly increase loss reserves.

      33. The restatement also briefly addressed several other transactions that resulted in misstatements in AIG's financial statements, including transactions involving Capco and Union Excess.

B. THE SHAM GEN RE TRANSACTIONS

      34. As a result of analysts' concerns regarding a reduction in AIG's loss reserves in the third quarter of 2000, AIG and Gen Re structured two sham reinsurance transactions. The transactions had as their purpose to provide apparent support for AIG to add a total of $500 million in phony loss reserves to its balance sheet in the fourth quarter of 2000 and the first quarter of 2001.

      35. In actuality, the two transactions entailed Gen Re paying $500 million in reinsurance "premiums" in return for AIG's reinsuring a $500 million risk. In other words, the transactions had no economic substance, amounting to a roundtrip of cash, but were designed to look like genuine reinsurance with the required element of risk transfer, in order to achieve a specific, and false, accounting effect.

      36. The only economic benefit to either party was a $5 million fee paid by AIG to Gen Re for putting the deal together -- a side deal not reflected in the contracts. The "premiums" due AIG under the terms of the contracts were merely window dressing and were in fact prefunded by AIG to Gen Re in an undisclosed side agreement.

      37. Although AIG initiated the transactions, AIG, with Gen Re's assistance, created a phony paper trail to make it appear as though Gen Re had solicited the reinsurance when the parties knew that AIG sought the deal to manipulate its financial statements.

      38. As AIG conceded in its restatement, the Gen Re transactions were "done to accomplish a desired accounting result and did not entail sufficient qualifying risk transfer. As a result, AIG has determined that the transaction[s] should not have been recorded as insurance."

      39. In its restatement, AIG recharacterized the Gen Re transactions as a deposit instead of as insurance.

      1. THE PURPOSE: THE FALSE APPEARANCE OF INCREASED LOSS RESERVES

      40. Prior to the Gen Re transactions, on October 26,2000, AIG issued its third quarter earnings release showing an approximate $59 million decline in general insurance reserves.

      41. This reduction in general insurance reserves drew criticism from certain analysts. One analyst wrote: "One concern over the past several quarters has been reserve growth, which has been minimal or even has declined in certain quarters. There has been concern that AIG is releasing reserves to make its numbers." Other analysts voiced similar concerns.

      42. At least two analysts downgraded AIG after the earnings release.

      43. Following AIG's third quarter 2000 earnings release, issued on October 26,2000, AIG's stock price dropped 6%.

      44. Just a few days later, on approximately October 31,2000, AIG's then-CEO called Gen Re's then-CEO to propose a transaction whereby Gen Re would transfer $200 million to $500 million of loss reserves to AIG by year-end.

      45. In conversations regarding this proposed transaction, AIG's CEO made it clear to Gen Re's CEO that he wanted a transaction involving no risk to AIG. A real transfer of loss reserves to AIG would necessarily have involved AIG's assumption of some risk. However, AIG was one of Gen Re's largest clients and Gen Re wanted to accommodate AIG.

      46. Gen Re's CEO turned to several Gen Re senior executives, including Gen Re's then-CFO, to work out the details of the transaction.

      47. AIG's CEO turned to an AIG senior executive to act as the AIG point person in structuring the deal.

      48. On November 1,2000, a Gen Re executive sent an email to Gen Re officials confirming that he spoke with the AIG senior executive assigned to the deal and that AIG "only want[s] reserve impact" from the deal "to address the criticism [AIG] received from the analysts" in the third quarter of 2000. In subsequent communications, AIG and Gen Re executives further discussed the fundamental elements of the deal.

      49. AIG and Gen Re then fashioned two contracts between National Union Fire Insurance Company of Pittsburgh, PA ("National Union"), an AIG subsidiary, and Cologne Re Dublin ("CRD"), a Dublin, Ireland-based subsidiary of a Gen Re subsidiary. These purportedly were retrocession contracts, or contracts in which a reinsurer cedes to another reinsurer all or part of a reinsured risk it previously assumed - in other words, reinsurance of reinsurance.

      50. Under the terms of the contracts, National Union purportedly reinsured CRD for up to $600 million in losses ($300 million per contract). In consideration for the reinsurance from National Union, CRD was obligated to pay $500 million in premiums ($250 million per contract). In actuality, both parties had agreed that AIG would not have to pay any losses under the contracts, even though the contracts were written to appear as if AIG could incur $100 million in losses.

      51. These sham contracts became the vehicle for adding loss reserves to AIG's financial statements. Without the phony loss reserves added to AIG's balance sheet and touted in its earnings releases, AIG's earnings releases would have shown continued reductions in loss reserves for the fourth quarter of 2000 and the first quarter of 2001, instead of $500 million of additional loss reserves.

      2. REINSURANCE ACCOUNTING PRINCIPLES

      52. The sole purpose of these transactions was to make it appear as though Gen Re was purchasing reinsurance from AIG so that AIG could record loss reserves associated with the reinsurance contracts.

      53. Had this been real reinsurance involving a real transfer of risk, AIG would have been entitled to record reserves in the amount of the loss that was probable and reasonably estimable under generally accepted accounting principles ("GAAP"). Under Statement of Financial Accounting Standards ("FAS") No. 113, a reinsurer may record a loss reserve pertaining to a reinsurance contract only when the reinsurer is assuming significant insurance risk (underwriting and timing risk) and it is reasonably possible that the reinsurer may realize a significant loss for the transaction.

      54. When there is insufficient risk transfer, a transaction may not be treated as insurance for GAAP purposes, but rather must be accounted for using the deposit method, which has no effect on loss reserves. Deposit accounting simply reflects that one party owes funds to another party.

      55. AIG's contracts with Gen Re, through their subsidiaries National Union and CRD, were not real reinsurance contracts, because AIG assumed no risk. The only economic benefit to either party was a $5 million fee that AIG paid to Gen Re for putting the sham transactions together.

      56. Because the transactions had no substance, AIG should not have increased its reserves at all. At best, AIG should have recorded the transactions as deposits on its books - i.e., as money owed to Gen Re - which would have had no effect on AIG's reserves.

      57. By accounting for the transactions as if they were genuine reinsurance contracts, AIG inflated its reserves for losses and loss expense by $500 million and its premiums and other considerations by $500 million in total.

      3. THE STRUCTURE OF THE NO RISK DEAL

      58. The transactions consisted of two contracts. The first contract had an effective date of December 1,2000. The second contract had an effective date of March 31,2001.

      59. Under these contracts, National Union purportedly reinsured CRD for up to $600 million in losses ($300 million per contract). In consideration for the reinsurance from National Union, CRD was obligated to pay $500 million in premiums ($250 million per contract).

      60. The contracts did not reflect the actual arrangement. As the AIG and Gen Re executives who were involved understood, this was to be a riskless transaction for both AIG and Gen Re.

      61. Although on the face of the contracts National Union appeared to assume $100 million of risk over and above the $500 million in premiums CRD was obligated to pay, this extra $100 million of risk was pure fiction added to make it appear that the contracts transferred risk to National Union, as AIG understood.

      62. In fact, National Union assumed no risk and CRD incurred no premium liability. Of the $500 million in premiums set forth in the contracts, $490 million was on a "funds withheld" basis (i.e., the money was never paid to National Union but was retained by CRD). CRD was supposed to pay the remaining $10 million to National Union according to the contracts, but AIG "prefunded" this portion of the contractual premium amount in a side deal that was not reflected in the contracts.

      63. Hence, neither AIG nor Gen Re could profit or lose from the transactions except for the $5 million fee AIG agreed to pay Gen Re for its trouble.

      4. AIG AND GEN RE CONCEALED PAYMENTS THROUGH UNDISCLOSED SIDE AGREEMENTS

      64. AIG concealed undisclosed side agreements that revealed the true nature of the transaction.

      65. Gen Re did not want to give National Union $10 million in purported premiums until AIG prefunded that amount to Gen Re, plus Gen Re's fee for doing the deal. The AIG executive assigned to the transaction proposed a solution to this problem to Gen Re: AIG and Gen Re would enter into a purportedly unrelated transaction to conceal the payment by AIG.

      66. The unrelated transaction, which was finalized by the AIG senior executive in December 2001, involved an existing reinsurance contract between Gen Re and another AIG subsidiary, Hartford Steam Boiler Inspection and Insurance Company ("HSB").

      67. Gen Re held over $30 million in an account that would be owed to HSB if that unrelated reinsurance contract were commuted, which is insurance parlance for "terminated."

      68. The AIG senior executive proposed that the parties use the HSB money to prefund the $10 million premium and pay the $5 million transaction fee for the Gen Re transactions.

      69. AIG and Gen Re decided to commute the HSB contract and distribute approximately $15 million from the account to Gen Re, $10 million of which would be later paid to National Union by CRD as premiums, with the remaining $5 million to compensate Gen Re for doing the deal. In other words, an AIG subsidiary, HSB, in effect paid another AIG subsidiary, National Union, the $10 million in premiums purportedly owed by CRD under the contracts between CRD and National Union.

      70. AIG and Gen Re, through senior officers of each company, developed three additional sham contracts to effect the transfers of the funds in the HSB account and mask the funding for the AIG/Gen Re transactions.

      71. First, HSB and Gen Re executed a commutation agreement on December 21, 2001. Under the agreement, Gen Re was expressly obligated to pay $7.5 million to HSB (compared to the over $30 million HSB otherwise would have been entitled to receive).

      72. Second, National Union and Gen Re executed a retrocession agreement on December 27, 2001. Under its terms, National Union agreed to reinsure Gen Re for any losses Gen Re became obligated to pay under its reinsurance contract with HSB. This was the very reinsurance contract that Gen Re and HSB had commuted just a few days earlier, eliminating the possibility that Gen Re could incur any losses under it. Nevertheless, Gen Re paid National Union approximately $9.1 million in "premiums" under their meaningless reinsurance contract, thus concealing the true reason for the transfer of the $9.1 million and obscuring that their source was the HSB account.

      73. Third, Gen Re and CRD entered into a sham reinsurance contract whereby CRD would pay $400,000 in purported premiums to Gen Re for $13 million in supposed reinsurance coverage. This sham contract was intended to mask the purpose of the transfer of $12.6 million from the HSB account from Gen Re to CRD, $10 million to prefund the premiums that CRD would pay to National Union plus approximately $2.6 million for CRD's portion of the fee Gen Re charged for putting the transaction together ($5 million as originally agreed plus $200,000 characterized as interest), for the two original agreements with National Union. On December 28, 2001 Gen Re paid $12.6 million to CRD as "loss payments" due under this newly created reinsurance contract. Gen Re kept the remaining approximately $2.6 million as its share of the transaction fee. That same day, CRD transferred $10 million to National Union for the premium supposedly due under the agreements.

      74. The AIG and Gen Re executives who had proposed and developed the structure of these sham contracts understood that these contractual contortions were intended merely to mask the real reason for the transfer of funds between AIG and Gen Re.

              5. AIG KNEW THE GEN RE TRANSACTIONS CONVEYED NO RISK

      75. From its inception, AIG's deal with Gen Re was designed to convey no risk. As AIG's then-CEO and as its senior executives working on the transactions understood, the transactions did not constitute genuine reinsurance that would have allowed AIG to add loss reserves to its financial statements.

      76. AIG's CEO made it clear to Gen Re's CEO that he was seeking a transfer of loss reserves in a risk-free transaction.

      77. Furthermore, AIG and Gen Re entered into side agreements under which neither AIG nor Gen Re could profit or lose except for the $5 million fee AIG agreed to pay Gen Re for its trouble.

      78. Contrary to what a company reinsuring losses would have done if the deal were legitimate, AIG did not perform any due diligence regarding the underlying losses it was supposedly reinsuring, did not seek or receive any claims or reports on loss activity during the course of the contracts, and did not even maintain an underwriting file for the two contracts with CRD.

      79. The AIG and Gen Re executives involved in the transaction also understood that the accounting for the transaction would not be "symmetrical," that is, that AIG and Gen Re would account for it differently. AIG planned to account for the transactions using reinsurance accounting principles to improperly add loss reserves to AIG's balance sheet. AIG understood that Gen Re planned to use deposit accounting, because no risk was conveyed.

      7. THE SHAM PAPER TRAIL

      80. In another effort to conceal a key aspect of the transaction, AIG and Gen Re deliberately created a sham paper trail suggesting that Gen Re, not AIG, had initiated the transaction.

      81. The paper trail was designed to make it look as though Gen Re had solicited the contracts, when, in fact, AIG solicited the deal to manipulate its loss reserves.

      82. The paper trail idea was first raised in a December 8, 2000 email in which a senior Gen Re executive wondered: "Do we need to produce a paper trail offering the transaction to the client?"

      83. Another Gen Re senior executive and the AIG executive assigned to the deal discussed the idea later that day. AIG decided that it wanted a paper trail, according to another Gen Re email dated December 8, 2000.

      84. As part of the paper trail, Gen Re faxed AIG an offer letter and draft contract on December 18, 2000. The offer letter falsely suggested that CRD was asking for AIG's "help" and "support."

     85. Later, on December 27, 2000, Gen Re emailed another cover letter for the paper trail that made it appear as if CRD had solicited the transaction. Once again, this letter falsely indicated that CRD was asking AIG to "provide us with cover" and "to support the cover."

     86. In a recorded telephone conversation with two senior Gen Re executives on December 28, 2000, the AIG executive assigned to the deal confirmed receipt of Gen Re's December 27, 2000 letter. He told them he expected to send a reply email that day accepting the proposal.

     87. In the same conversation, the AIG executive said that he did not need any further documentation by year-end to book the transaction as a year 2000 transaction, and that once he sent his reply email accepting the offer, the "paper trail" would be complete.

     88. The AIG executive sent his reply email completing the paper trail later that evening.

      8. AIG IMPROPERLY ADDED LOSS RESERVES TO ITS FINANCIAL STATEMENTS

      89. AIG accounted for the agreements between National Union and CRD as if they were real reinsurance contracts that transferred risk from Gen Re to AIG. In fact, AIG, through its senior executives involved in the transactions, knew that there was no such risk transfer and that the transactions in reality had no economic substance and provided no up- or downside to either party (other than the undisclosed $5 million fee AIG paid to Gen Re to create the sham transactions).

      90. By accounting for the contracts as if they were real reinsurance (i.e., not shams), AIG falsely inflated its Reserves for Losses and Loss Expense by $250 million and its Premiums and Other Considerations by $250 million in the financial statements contained in the Form 10-K for the year ended December 31, 2000, which AIG filed with the Commission on April 2, 2001. Similarly, AIG falsely inflated its Reserves for Losses and Loss Expense by an additional $250 million and its Premiums and Other Considerations by $250 million in the financial statements contained in the Form 10-Q for the quarter ended March 31, 2001, which AIG filed with the Commission on May 15, 2001. AIG also falsely inflated its Reserves for Losses and Loss Expense by $500 million and its Premiums and Other Considerations by $500 million in total in the financial statements contained in the Form 10-K for the year ended December 31, 2001, which AIG filed with the Commission on April 1, 2002.

      91. In connection with its acquisition of American General and its distribution of shares to American General shareholders, AIG filed a registration statement on Form S-4 on June 8, 2001, which incorporated by reference AIG's Form 10-K for 2000 and its Form 10-Q for the first quarter of 2001.

      92. The sham loss reserves remained on AIG's financial statements filed with the Commission, improperly boosting AIG's loss reserves by $500 million, until the first contract was commuted in November 2004 (AIG's loss reserves were then decreased by $250 million) and until AIG restated its accounting for the transaction on May 31, 2005 (at which time the $500 million were restated as deposits). On August 1, 2005, Gen Re notified AIG that it cancelled the second contract.

      9. AIG's Materially False Earnings Releases

      93. On February 8, 2001, AIG issued its fourth quarter 2000 earnings release. The release reflected the impact of the first Gen Re contract.

      94. The earnings release quoted AIG's then-CEO, who touted the increased loss reserves: "AIG had a very good quarter and year.... We added $106 million to AIG's general insurance net loss and loss adjustment reserves for the quarter, and together with the acquisition of HSB Group, Inc., increased the total of those reserves to $25.0 billion at year-end 2000."

      95. Analysts reacted favorably to the added reserves. A February 9, 2001 analyst report opined: "We think this quarter was a good example of AIG doing what it does best: growing fast and making the numbers.... As important was the change in reserves: AIG added $106 million to reserves and the paid/incurred ratio fell to 97.1%, the lowest level since the first quarter of 1999."

      96. On April 26, 2001, AIG issued its first quarter 2001 earnings release. The release reflected the impact of the second Gen Re contract.

      97. AIG's then-CEO again touted AIG's additions to its loss reserves in this release: "AIG had a solid first quarter.... We added $63 million to AIG's general insurance net loss and loss adjustment reserves for the quarter, bringing the total of those reserves to $25.0 billion at March 31, 2001."

      98. Once again, analysts appeared to be pleased with the added reserves.

      99. Without the phony loss reserves, AIG's reported loss reserves would have been $250 million lower in the fourth quarter of 2000 and $500 million less in the first quarter 2001.

      100. Because the loss reserves added to AIG's balance sheet were phony, the $106 million increase to reserves touted in AIG's fourth quarter 2000 earnings release in reality was a $144 million decrease in reserves, and the $63 million increase in reserves touted in AIG's first quarter 2001 earnings release was in reality a $187 million decrease in reserves.

      C. OTHER ACCOUNTING MISREPRESENTATIONS

      101. AIG's restatement reflects 65 other items, the accounting for which AIG determined was incorrect and required restatement. Among other things, these instances of improper accounting include the Capco and Union Excess transactions and five additional categories. The improper accounting has led to additional restatements and the necessity of ongoing remediation activities by AIG.

      1. THE CAPCO TRANSACTION

      102. In 2000, AIG concocted a scheme to conceal approximately $200 million in underwriting losses in its general insurance business by improperly converting them to capital (or investment) losses that were not in AIG's general insurance business and therefore would be less embarrassing to AIG.

      103. AIG structured a sham transaction designed to convert underwriting losses to investment losses by moving them to an off-shore entity, Capco, a Barbados reinsurer. Capco's preferred shareholder was an AIG subsidiary, American International Reinsurance Company, Ltd. ("AIRCO"). Capco also had nominally independent common shareholders. AIG funded the contributions of certain of these shareholders.

      104. AIG ceded underwriting losses to Capco, through another AIG subsidiary, depleting Capco's capital. In turn, AIRCO recognized capital losses on its investment in Capco.

      105. AIG did not consolidate Capco's results in AIG's financial statements; consolidation would have eliminated the effect of the fraud.

      106. In its restatement, AIG admitted that the transactions "involved an improper structure created to recharacterize underwriting losses relating to auto warranty business as capital losses. That structure ... appears to have not been properly disclosed to appropriate AIG personnel or its independent auditors."

      107. In addition, AIG conceded that its internal controls:

               were not effective to prevent certain members of senior management, including the former Chief Executive Officer and former Chief Financial Officer from having the ability, which in certain instances was utilized, to override certain controls and effect certain transactions and accounting entries. In certain of these instances, such transactions and accounting entries appear to have been largely motivated to achieve desired accounting results and were not properly accounted for in accordance with
               GAAP.. ..Specifically, this control deficiency permitted the following [including]:

               Creation of Capco, a special purpose entity used to effect transactions that were recorded to convert, improperly, underwriting losses to investment losses and that were not correctly accounted for in accordance with GAAP, resulting in a misstatement of premiums and other considerations, realized capital gains (losses), incurred policy losses and benefits and related balance sheet accounts.

      108. The Capco scheme was an improper effort to convert underwriting losses to capital losses in violation of GAAP and without disclosure to AIG's auditors, as the restatement acknowledged.

      2. THE UNION EXCESS TRANSACTIONS

      109. In 1991, AIG established Union Excess, an offshore reinsurer, to which it ultimately ceded approximately 50 reinsurance contracts for its own benefit.

      110. Although AIG controlled Union Excess, it improperly failed to consolidate Union Excess's financial results with its own. AIG also took steps to conceal its control over Union Excess from its auditors and regulators.

      111. As a result, AIG derived a number of advantageous but improper financial results from its reinsurance cessions to Union Excess. In particular, Union Excess was used to

"reinsure" certain AIG liabilities. It was treated as an independent entity, which enabled AIG to reduce, improperly and in material amounts, the amount of expense associated with the underlying insurance. These financial benefits would have evaporated if AIG had consolidated Union Excess's results.

      112. AIG established Union Excess for an improper purpose, concealed the true nature of its relationship with Union Excess from auditors and regulators, and fraudulently improved its financial results by ceding reinsurance to Union Excess.

      113. In its restatement, AIG admitted that, based on AIG's control over Union Excess and the lack of intent to transfer risk, the accounting for the transaction was improper. AIG should have consolidated Union Excess on its financial statements. The benefits of the Union Excess relationship would thus have been eliminated. AIG's restatement acknowledges that AIG controlled Union Excess.

      114. Specifically, the restatement conceded that:

              AIG has concluded, based on documents and information identified during the course of the internal review, that reinsurance ceded to Union Excess Reinsurance Company, Ltd., a Barbados-domiciled reinsurer (Union Excess), did not result in risk transfer because of AIG's control over certain transactions undertaken directly or indirectly with Union Excess, including the timing and nature of certain commutations. Eliminating the cessions reduces reinsurance assets, effectively eliminates the inherent discount related to the loss reserves ceded under the contracts, and increases net premiums and losses. It should be noted that any income earned on the deposit assets in future periods would increase net investment income in those periods.

              In addition, as a result of certain facts and circumstances related to the formation of Union Excess, as well as certain relationships with Starr International Company, Inc. (SICO), Union Excess is now included in AIG's consolidated financial statements. The facts and circumstances surrounding SICO's involvement with Union Excess were not properly reflected in AIG's books and records, were not known to all relevant AIG financial reporting personnel and, AIG now believes, were not known to AIG's independent auditors. For example, a significant portion of the ownership interests of Union Excess shareholders are protected against loss under financial arrangements with SICO. Additionally, from its formation in 1991, Union Excess has reinsured risks emanating primarily or solely from AIG subsidiaries, both directly and indirectly. Further, it appears that the employees responsible for the reinsurance related to Union Excess managed that relationship to prevent significant losses or gains to Union Excess so that substantially all of the risks and rewards of the underlying reinsurance inured to AIG. This relationship allowed AIG to absorb substantially all the economic returns, which in turn caused Union Excess to be deemed a variable interest entity
               (VIE).

      115. AIG's restatement consolidated Union Excess's financial results with its own.

      3. RISK TRANSFER

      116. AIG concluded that certain transactions - including but not limited to the Gen Re and Union Excess transactions - did not have the sufficient risk transfer necessary to qualify for reinsurance accounting. AIG has since restated the accounting for these transactions using deposit, rather than reinsurance, accounting.

      4. NET INVESTMENT INCOME

      117. AIG determined that certain transactions and investment strategies that were entered into in order to enhance net investment income had been accounted for incorrectly. The restatement admitted that certain transactions or strategies were "initiated to increase net investment income." In other cases, AIG accounting staff had incorrectly characterized transactions or reclassified certain items to increase net investment income or accrued net investment income on anticipated realizations of gains or carried interest. AIG reversed the accounting in its restatement.

      5. TOP-LEVEL ADJUSTMENTS

      118. A number of accounting entries, originating at the parent company level and directed by former senior management, were unsupported and had the effect of reclassifying income statement items and changing the presentation of certain financial measures. In some cases, top-level entries were made at the parent level affecting subsidiaries without the knowledge of the subsidiaries' management. In other cases, management either was aware of the entries or the entries were subsequently "pushed-down" to the subsidiaries.

      119. The effect of these entries included reclassifying capital gains to net investment income, increasing expense deferrals or reducing accruals, both having the effect of increasing reported earnings, and reducing and increasing reserves. The restatement reversed all unsupported "top-level" entries from January 1, 2000 through December 31, 2004.

      6. CONVERSION OF UNDERWRITING LOSSES TO CAPITAL LOSSES

      120. AIG's restatement identified certain transactions and entries that had the principal effect of improperly recharacterizing underwriting losses as capital losses, including but not limited to the Capco transactions. This category also included insurance and reinsurance transactions in which AIG's accounting resulted in errors relating to the timing and classification of income recognition and errors relating to the timing of premium recognition. AIG's restatement conceded that the improper accounting had an effect on underwriting losses in each year. The restatement reversed the accounting by converting the capital losses back into underwriting losses.

      7. ASSET REALIZATION

      121. AIG concluded that adjustments needed to be made to the value of certain assets on its consolidated balance sheet - for example, receivables for which certain doubtful accounts and other accruals were neither properly analyzed nor reconciled in prior periods and for which allowances were not properly recorded in AIG's consolidated financial statements. According to the restatement, certain of these items were known by members of former senior management but were not previously disclosed to AIG's independent auditors. The restatement made these adjustments to the value of the assets.

                             FIRST CLAIM FOR RELIEF
              VIOLATIONS OF SECTION 17(a)(l) OF THE SECURITIES ACT

      122. Paragraphs 1 through 121 are realleged and incorporated by reference as if set forth fully herein.

      123. AIG, in the offer and sale of securities, by the use of the means and instruments of transportation and communication in interstate commerce or by the use of the mails, directly or indirectly, singly or in concert, has employed or is employing devices, schemes and artifices to defraud.

      124. AIG knew or was reckless in not knowing of the activities described above. The knowledge and conduct of its senior officers are attributable to AIG.

      125. By reason of the foregoing, AIG has violated, and unless enjoined will again violate, Section 17(a)(l) of the Securities Act [15 U.S.C. Section 77q(a)(l)].

                      SECOND CLAIM FOR RELIEF VIOLATIONS OF
              SECTIONS 17(a)(2) AND 17(a)(3) OF THE SECURITIES ACT

      126. Paragraphs 1 through 121 are realleged and incorporated by reference as if set forth fully herein.

      127. AIG, in the offer and sale of securities, by the use of the means and instruments of transportation and communication in interstate commerce or by the use of the mails, directly or indirectly, singly or in concert, has obtained or is obtaining money and property by means of untrue statements of material fact or omissions to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and has engaged or is engaging in transactions, practices or courses of business which have operated or would operate as a fraud and deceit upon investors.

      128. By reason of the foregoing, AIG has violated, and unless enjoined will again violate, Sections 17(a)(2) and (3) of the Securities Act [15 U.S.C. Sections 77q(a)(2) and (3)].

                             THIRD CLAIM FOR RELIEF

                       VIOLATIONS OF SECTION 10(b) OF THE
             EXCHANGE ACT AND RULES 10b-5(a), 10b-5(b), AND 10b-5(c)

      129. Paragraphs 1 through 121 are realleged and incorporated by reference as if set forth fully herein.

      130. AIG, in connection with the purchase and sale of securities, by the use of the means and instrumentalities of interstate commerce or of the mails, directly or indirectly, singly or in concert, has employed or is employing devices, schemes and artifices to defraud; has made or is making untrue statements of material fact and has omitted or is omitting to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and has engaged or is engaging in acts, practices and courses of business which have operated or would operate as a fraud and deceit upon investors.

      131. AIG knew or was reckless in not knowing of the activities described above. The knowledge and conduct of its senior officers are attributable to AIG.

      132. By reason of the activities herein described, AIG has violated, and unless enjoined will again violate, Section 10(b) of the Exchange Act [15 U.S.C.
Section 78j(b)] and Rule 10b-5(a), (b) and (c) promulgated thereunder [17 C.F.R.
Section 240.10b-5(a), (b) and (c)].

                             FOURTH CLAIM FOR RELIEF
                  VIOLATIONS OF RULE 13B2-L OF THE EXCHANGE ACT

      133. Paragraphs 1 through 121 are realleged and incorporated by reference as if set forth fully herein.

      134. AIG, directly or indirectly, singly or in concert, falsified or caused to be falsified its books, records and accounts that were subject to
Section 13(b)(2)(A) of the Exchange Act [15 U.S.C. Section 78m(b)(2)(A)].

      135. By reason of the foregoing, AIG has violated, and unless enjoined will again violate, Rule 13b2-l of the Exchange Act [17 C.F.R. Section 240.13b2-l].

                             FIFTH CLAIM FOR RELIEF
                       VIOLATIONS OF SECTION 13(a) OF THE
                 EXCHANGE ACT AND RULES 12b-20,13a-L AND 13a-13

      136. Paragraphs 1 through 121 are realleged and incorporated by reference as if set forth fully herein.

      137. AIG did not file with the Commission such financial reports as the Commission has prescribed, and AIG did not include, in addition to the information expressly required to be stated in such reports, such further material information as was necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, in violation of Section 13(a) of the Exchange Act [15 U.S.C. Section 78m(a)] and Rules 12b-20, 13a-l and 13a-13 [17 C.F.R. Sections 240.12b-20, 240.13a-l and
240.13a-13].

      138. By reason of the foregoing, AIG has violated, and unless enjoined will again violate, Section 13(a) of the Exchange Act [15 U.S.C. Section 78m(a)] and Rules 12b-20,13a-l and 13a-13 [17 C.F.R. Sections 240.12b-20, 240.13a-1 and
240.13a-13].

                             SIXTH CLAIM FOR RELIEF
                       VIOLATIONS OF SECTIONS 13(b)(2)(A),
                  13(b)(2)(B), AND 13(b)(5) OF THE EXCHANGE ACT

      139. Paragraphs 1 through 121 are realleged and incorporated by reference as if set forth fully herein.

      140. AIG did not:

            a. make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflected the transactions and dispositions of its assets; and

            b. devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

                  i. transactions were executed in accordance with management's general or specific authorization;

                  ii. transactions were recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets;

                  iii. access to assets was permitted only in accordance with management's general or specific authorization; and

                  iv. the recorded accountability for assets was compared with the existing assets at reasonable intervals and appropriate action was taken with respect to any differences.

      141. Furthermore, AIG knowingly circumvented or knowingly failed to implement a system of internal accounting controls and knowingly falsified books, records, and accounts described above.

      142. By reason of the foregoing, AIG has violated, and unless enjoined will again violate, Sections 13(b)(2)(A), 13(b)(2)(B), and 13(b)(5) of the Exchange Act [15 U.S.C. Sections 78m(b)(2)(A), 78m(b)(2)(B), and 78m(b)(5)].

                                PRAYER FOR RELIEF

        WHEREFORE, the Commission respectfully requests a Final Judgment:

                                       I.

      Permanently enjoining AIG, its agents, servants, employees and attorneys and all persons in active concert or participation with AIG who receive actual notice of the injunction by personal service or otherwise, and each of them, from future violations of Sections 17(a)(l), 17(a)(2), and 17(a)(3) of the Securities Act [15 U.S.C. Sections 77q(a)(l), 77q(a)(2), 77q(a)(3)], Sections 10(b), 13(a), 13(b)(2)(A), 13(b)(2)(B), and 13(b)(5) of the Exchange Act [15
U.S.C. Sections 78j(b), 78m(a), 78m(b)(2)(A), 78m(b)(2)(B), and 78m(b)(5)] and
Rules 10b-5(a), 10b-5(b), 10b-5(c), 12b-20, 13a-l, 13a-13, and 13b2-l [17 C.F.R.
Sections 240.10b-5(a), 240.10b-5(b), 240.10b-5(c), 12b-20, 13a-l, 13a-13, and
13b2-l].

                                       II.

      Ordering AIG to disgorge any ill-gotten gains from the conduct alleged herein.

                                      III.

      Ordering AIG to pay civil money penalties pursuant to Section 20(d) of the Securities Act [15 U.S.C. Section 77t(d)] and Section 21(d)(3) of the Exchange Act [15 U.S.C. Section 78u(d)(3)].

                                       IV.

      Granting such other and further relief as to this Court seems just and proper.


Dated: New York, New York
       February 9, 2006


                                        By: /s/ Mark K. Schonfeld
                                           -------------------------------------
                                             Mark K. Schonfeld (MS-2798)

                                        Regional Director
                                        Attorney for Plaintiff
                                        SECURITIES AND EXCHANGE COMMISSION
                                        3 World Financial Center
                                        New York, NY 10281-1022
                                        (212)336-1020


Of Counsel:

Andrew M. Calamari
Robert J. Keyes
Ken C. Joseph
Eduardo A. Santiago-Acevedo
Linda L. Arnold
George G. Demos
Maureen P. King
Preethi Krishnamurthy